Filed Pursuant to Rule 433

Registration No. 333-277211

June 6, 2025

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Linked to a Basket Consisting of the S&P 500® Index and the MSCI EAFE® Index

►	On the Final Valuation Date, the weightings of 70.00% and 30.00% will be allocated to the best and lowest performing Reference Asset Component, respectively

►	At least1.00x (to be determined on the Trade Date) exposure to any positive Allocated Return

►	Protection from the first 15.00% of any losses if the Allocated Return is less than -15.00%, with 1.00x exposure to each 1% decline beyond 15.00%, and in such a case, you will some or a significant portion (up to 85.00%) of your principal amount

►	Due June 26, 2030

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Performance Allocator Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $927.00 and $977.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	A basket consisting of the following (each, a “Reference Asset Component” or an “Underlying”, and together, the “Reference Asset Components”):
The S&P 500® Index (Ticker: SPX)
The MSCI EAFE® Index (Ticker: MXEA)
Component Return:	The quotient, expressed as a percentage, calculated as follows: Final Component Value – Initial Component Value Initial Component Value
Component Weightings:

On the Final Valuation Date, different weightings will be allocated to the Reference Asset Components based on their respective Component Return:

• 70.00% for the Reference Asset Component with the highest Component Return (the “Best Component Return”),

• 30.00% for the Reference Asset Component with the lowest Component Return (the “Lowest Component Return”).

Allocated Return	(Best Component Return × 70.00%) + (Lowest Component Return × 30.00%)
Upside Participation Rate	At least 100.00% (1.00x) exposure to any positive Allocated Return
Buffer Percentage	-15.00%
Maximum Cap	None.
Payment at Maturity Per Note

If the Allocated Return is greater than zero, you will receive:

$1,000 + [($1,000 × Allocated Return × Upside Participation Rate)].

If the Allocated Return is less than or equal to zero but greater than or equal to the Buffer Percentage: $1,000 (zero return).

If the Allocated Return is less than the Buffer Percentage:

$1,000 + [$1,000 × (Allocated Return + 15.00%)].

If the Allocated Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 80.00%) of your investment.

Initial Component Value:	With respect to each Reference Asset Component, its Official Closing Value (as defined below) on the Pricing Date, as determined by the calculation agent.
Final Component Value:	With respect to each Reference Asset Component, its Official Closing Value on the Final Valuation Date, as determined by the calculation agent.
Pricing Date	June 5, 2025
Trade Date	June 6, 2025
Original Issue Date	June 11, 2025
Final Valuation Date(2)	June 21, 2030
Maturity Date(2)	June 26, 2030
CUSIP/ISIN	40447CKF6/US40447CKF67

The Securities

The Notes are designed for investors who seek exposure to the equity markets in the United States and non-U.S. developed markets, and who are uncertain as to which Reference Asset Component will perform best over the term of the Notes. The Component Weightings will be determined based on performance of each Reference Asset Component on the Final Valuation Date, and the Notes will allocate a 70.00% and 30.00% weighting to the best and lowest performing Reference Asset Component, respectively.

If the Allocated Return is positive on the Final Valuation Date, you will realize at least 100.00% (1.00x) of the Allocated Return. If the Allocated Return is negative on the Final Valuation Date, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the Buffer Percentage of -15.00%.

(1)As more fully described starting on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Payoff Example

Example 1
All Component Returns are positive.
Reference Asset Component	Component Return	Component Weighting
SPX	10.00%	30.00%
MXEA	30.00%	70.00%
Allocated Return is: 24.00%
Calculated as: (30.00% × 70.00%) + (10.00% × 30.00%)
Allocated Return × Upside Participation Rate = 24.00%
Return on the Notes: 24.00%

Example 3
Component Returns are mixed, and the Allocated Return is negative but above the Buffer Percentage of -15.00%
Reference Asset Component	Component Return	Component Weighting
SPX	-20.00%	30.00%
MXEA	5.00%	70.00%
Allocated Return is: -2.50%
Calculated as: (5.00% × 70.00%) + (-20.00% × 30.00%)
Return on the Notes: 0.00%

Example 2
Component Returns are mixed, and the Allocated Return is positive
Reference Asset Component	Component Return	Component Weighting
SPX	-10.00%	30.00%
MXEA	10.00%	70.00%
Allocated Return is: 4.00%
Calculated as: (10.00% × 70.00%) + (-10.00% × 30.00%)
Allocated Return × Upside Participation Rate = 4.00%
Return on the Notes: 4.00%

Example 4
Component Returns are negative, and the Allocated Return is below the Buffer Percentage of -15.00%
Reference Asset Component	Component Return	Component Weighting
SPX	-20.00%	70.00%
MXEA	-53.33%	30.00%
Allocated Return is: -30.00%
Calculated as: (-15.00% × 70.00%) + (-53.33% × 30.00%)
Allocated Return + 15.00% = -15.00%
Return on the Notes: -15.00%

Information about the Reference Asset Components

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The MXEA is intended to measure equity market performance in developed market countries in Europe, Australasia and the Far East. The MXEA aims to capture 85% of the free float adjusted market capitalization of each country.

The graphs above illustrate the daily performance of each Reference Asset Component from June 3, 2015 through June 3, 2025. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on each Reference Asset Component, please see “Description of the Reference Asset” on page FWP-14 of this free writing prospectus. We have derived all disclosure regarding each Reference Asset Component from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Reference Asset Component

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HSBC USA Inc. Performance Allocator Notes

Linked to a Basket Consisting of the S&P 500® Index and the MSCI EAFE® Index

This document relates to a single offering of Performance Allocator Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note

Reference Asset:	A basket consisting of the following (each, a “Reference Asset Component” or an “Underlying”, and together, the “Reference Asset Components”):	Initial Component Value:
The S&P 500® Index (Ticker: SPX)
The MSCI EAFE® Index (Ticker: MXEA)

Trade Date:	June 6, 2025
Pricing Date:	June 5, 2025
Original Issue Date:	June 11, 2025
Final Valuation Date:	June 21, 2030 subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be June 26, 2030. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Allocated Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + [$1,000 × (Allocated Return × Upside Participation Rate*)].

*To be determined on the Trade Date and will not be less than100.00%

If the Allocated Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Allocated Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + [$1,000 × (Allocated Return + 15.00%)].

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Allocated Return is below the Buffer Percentage. For example, if the Allocated Return is -40.00%, you will suffer a 25.00% loss and receive 75.00% the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Allocated Return is less than the Buffer Percentage you will lose some or a significant portion (up to 85.00%) of your investment.

Upside Participation Rate:	At least 100.00% (1.00x) (to be determined on the Trade Date)
Maximum Cap:	None.
Buffer Percentage:	-15.00%

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Component Return:	The quotient, expressed as a percentage, calculated as follows: Final Component Value – Initial Component Value Initial Component Value
Component Weightings:

On the Final Valuation Date, different weightings will be allocated to each Reference Asset Component based on their respective Component Returns:

•   70.00% for the Reference Asset Component with the Highest Component Return (the “Best Component Return”),

•   30.00% for the Reference Asset Component with the Lowest Component Return (the “Lowest Component Return”). If the Reference Asset Components have equal returns, the calculation agent will determine the ranking (and the Allocated Return will not be adversely affected as a result of that determination).

This method of allocation ensures the Reference Asset Component with the greatest Component Return will have the greatest weighting and the Reference Asset Component with the Lowest Component Return will have the lowest weighting. Generally, this will result in a greater Allocated Return than if the Reference Asset were equally weighted between the Reference Asset Components. Despite this, the Best Component Return may not be positive or may not be large enough to counterbalance negative Component Returns from one or both of the other two Reference Asset Components. In such a case, the allocation of the weightings of the Reference Asset Components will not prevent you from losing all or some of your investment.

Allocated Return:

Shall equal the weighted return of the Reference Asset Components, with the allocation of the Component Weightings determined as described below in “Component Weightings” and calculated as follows:

[(Best Component Return × 70.00%) + (Lowest Component Return × 30.00%)]

Initial Component Value:	With respect to each Reference Asset Component, its Official Closing Value (as defined below) on the Pricing Date, as determined by the calculation agent.
Final Component Value:	With respect to each Reference Asset Component, its Official Closing Value on the Final Valuation Date, as determined by the calculation agent.
Official Closing Value:	The Official Closing Price or Official Closing Level, as applicable, of the relevant Reference Asset Component.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”`
CUSIP/ISIN:	40447CKF6/US40447CKF67

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Reference Asset Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

🞂	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Allocated Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + [$1,000 × (Allocated Return × Upside Participation Rate)].

If the Allocated Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Allocated Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + [$1,000 × (Allocated Return + 15.00%)].

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Allocated Return is below the Buffer Percentage. For example, if the Allocated Return is -40.00%, you will suffer a 25.00% loss and receive 75.00%of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Allocated Return is less than the Buffer Percentage you will lose some or a significant portion (up to 85.00%) of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the SPX is S&P Dow Jones Indices LLC, a division of S&P Global. The reference sponsor of the MXEA is MSCI, Inc.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

🞂      You seek an investment with a return linked to the Reference Asset and you believe that the Allocated Return will be positive.

🞂      You believe that certain Reference Asset Components will outperform the other Reference Asset Components but are uncertain as to which Reference Asset Components will provide the best returns over the term of the Notes. Therefore, you prefer an investment that allocates predetermined weightings to each Component Return at maturity based upon which Component Return is the highest.

🞂      You are willing to make an investment that is exposed to the negative Allocated Return on a 1-to-1 basis for each percentage point that the Allocated Return is below the Buffer Percentage of -15.00%.

🞂      You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

🞂      You are willing to forgo dividends or other distributions paid to holders of the stocks included in or held by the Reference Asset Components.

🞂      You do not seek current income from your investment.

🞂      You do not seek an investment for which there is an active secondary market.

🞂      You are willing to hold the Notes to maturity.

🞂      You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

🞂      You believe that the Allocated Return will be negative or that the Allocated Return will not be sufficiently positive to provide you with your desired return.

🞂      You have strong views regarding the anticipated returns of the Reference Asset Components and therefore prefer an investment with predetermined weightings that better maximize the Component Returns you anticipate.

🞂      You are unwilling to make an investment that is exposed to the negative Allocated Return on a 1-to-1 basis for each percentage point that the Allocated Return is below the Buffer Percentage of -15.00%.

🞂      You seek an investment that provides full return of principal.

🞂      You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

🞂      You prefer to receive the dividends or other distributions paid on the stocks included in or held by the Reference Asset Components.

🞂      You seek current income from your investment.

🞂      You seek an investment for which there will be an active secondary market.

🞂      You are unable or unwilling to hold the Notes to maturity.

🞂      You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

e urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying, prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“—Risks Relating to All Note Issuances” in the prospectus supplement;

🞂	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

🞂	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

🞂	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement -.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your investment in the Notes may result in a loss.

For each Reference Asset Component in the Reference Asset, you will be exposed to any declines in the Final Component Value from the Initial Component Value. The amount of exposure to each Component Return will depend on such Reference Asset Component’s weighting, as determined by the calculation agent in accordance with “Component Weightings” above. These Component Returns and Component Weightings will determine the Allocated Return. Accordingly, if the Allocated Return is less than the Buffer Percentage, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or a significant portion (up to 85.00%) of your investment at maturity if the Allocated Return is less than the Buffer Percentage.

The amount payable on the Notes is not linked to the level of the Reference Asset at any time other than on the Final Valuation Date.

The calculation agent will calculate the Allocated Return by multiplying the Component Return for each Reference Asset Component by its respective Component Weighting, which will not be determined until the Final Valuation Date, and then taking the sum of the weighted Component Returns, as described above. The Component Returns and Component Weightings will be calculated only as of the Final Valuation Date. As a result, the Allocated Return may be less than zero even if the level of one or more of the Reference Asset Components had moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the Final Valuation Date.

Change in the value of one Reference Asset Component may be offset by a change in the value of any other Reference Asset Component.

A change in the value of one Reference Asset Component on the Final Valuation Date may not correlate with a change in the value of any other Reference Asset Component. The value of one Reference Asset Component may increase, while the value of any other Reference Asset Component may not increase as much, or may even decrease. Although the most heavily weighted Reference Asset Component will always be the best performing Reference Asset Component and the least heavily weighted Reference Asset Component will always be the worst performing Reference Asset Component, the Best Component Return may not be positive or may not be large enough to counterbalance the negative Component Return from any other Reference Asset Component. In such a case, the allocation of the weightings of the Reference Asset Components will not prevent you from losing all or some of your investment.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Reference Asset

Changes that affect an Underlying may affect the value of an Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in an Underlying, or the underlying futures contracts in the case of the SXPFP and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of an Underlying. The policies of the reference sponsor with respect to the calculation of an Underlying could also affect the value of an Underlying. The reference sponsor may discontinue or suspend

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calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Risks associated with non-U.S. companies.

The level of the MXEA depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the MXEA and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities included in the MXEA are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the MXEA and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

Even if our or our affiliates’ securities are tracked by an index, we or our affiliates will not have any obligation to consider your interests.

Our parent HSBC Holdings plc is currently one of the companies included in the MSCI EAFE Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the MXEA, or any other index that tracks or may track our or our affiliates’ securities.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be

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incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning Allocated Returns of the Reference Asset. We cannot predict the Final Component Values of the Reference Asset Components on the Final Valuation Date or the Allocated Return. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and the following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of the Allocated Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals.

The Component Weighting for each Reference Asset Component will be determined on the Final Valuation Date; see the examples below for illustrations of how the Allocated Return will be calculated for the Notes.

🞂	Principal Amount:	$1,000
🞂	Hypothetical Upside Participation Rate: *	100.00%*
🞂	Maximum Cap:	None.
🞂	Buffer Percentage:	-15.00%

*To be determined on the Trade Date and will not be less than 100.00%*

Hypothetical Allocated Return	Hypothetical Final Settlement Value	Hypothetical Return on the Notes
130.00%	$2,300.00	130.00%
120.00%	$2,200.00	120.00%
100.00%	$2,000.00	100.00%
50.00%	$1,500.00	50.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
15.00%	$1,150.00	15.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
2.00%	$1,020.00	2.00%
1.00%	$1,010.00	1.00%
0.00%	$1,000.00	0.00%
-1.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$950.00	-5.00%
-30.00%	$850.00	-15.00%
-40.00%	$750.00	-25.00%
-50.00%	$650.00	-35.00%
-80.00%	$350.00	-65.00%
-100.00%	$150.00	-85.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: All Component Returns are positive.

Reference Asset Component	Component Return	Component Weighting	Allocated Return
SPX	10.00% (Lowest Component Return)	30.00%	3.00%
MXEA	30.00% (Best Component Return)	70.00%	21.00%
	Allocated Return:		24.00%
	Final Settlement Value:		$1,240.00

Because the Component Return of the MXEA is the highest, it is weighted at 70.00%; and because the Component Return of the SPX is the lowest, it is weighted at 30.00%. Therefore, the Allocated Return would be 30.00%.

The Final Settlement Value would be $1,240.00 per $1,000 Principal Amount of Notes calculated as follows:

= $1,000 + [$1,000 × (Allocated Return × Upside Participation Rate)]

= $1,000 + [$1,000 × ((30.00% × 70.00%) + (10.00% × 30.00%) × 100.00%)]

= $1,240.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Allocated Return multiplied by the Upside Participation Rate of 100.00% when the Allocated Return is positive.

Example 2: Component Returns are mixed, and the Allocated Return is greater than zero.

Reference Asset Component	Component Return	Component Weighting	Allocated Return
SPX	-10.00% (Lowest Component Return)	30.00%	-3.00%
MXEA	10.00% (Best Component Return)	70.00%	7.00%
	Allocated Return:		4.00%
	Final Settlement Value:		$1,040.00

Because the Component Return of the MXEA is the highest, it is weighted at 70.00% and because the Component Return of the SPX is the lowest, it is weighted at 30.00%. Therefore, the Allocated Return would be 4.00%.

The Final Settlement Value would be $1,040.00 per $1,000 Principal Amount of Notes calculated as follows:

$1,000 + [$1,000 × (Allocated Return × Upside Participation Rate)]

= $1,000 + [$1,000 × ((-10.00% × 30.00%) + (10.00% × 70.00%) × 100.00%)]

= $1,040.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Allocated Return multiplied by the Upside Participation Rate of 100.00% when the Allocated Return is positive, even if all of the Component Returns are not positive.

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Example 3: Component Returns are mixed, and the Allocated Return is less than zero but greater than the Buffer Percentage.

Reference Asset Component	Component Return	Component Weighting	Allocated Return
SPX	-20.00% (Lowest Component Return)	30.00%	-6.00%
MXEA	5.00% (Best Component Return):	70.00%	3.50%
	Allocated Return:		-2.50%
	Final Settlement Value:		$1,000.00

Because the Component Return of the MXEA is the highest, it is weighted at 70.00%; and because the Component Return of the SPX is the lowest, it is weighted at 30.00%. Therefore, the Allocated Return would be -2.50%, and the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of Notes.

Example 3 shows that when the Allocated Return is less than zero but greater than the Buffer Percentage of -15.00%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 4: All Component Returns are negative, and the Allocated Return is less than the Buffer Percentage.

Reference Asset Component	Component Return	Component Weighting	Allocated Return
SPX	-20.00% (Best Component Return)	70.00%	-14.00%
MXEA	-53.33% (Lowest Component Return)	30.00%	-16.00%
	Allocated Return:		-30.00%
	Final Settlement Value:		$850.00

Because the Component Return of the SPX is the highest, it is weighted at 70.00% and because the Component Return of the MXEA is the lowest, it is weighted at 30.00%. Therefore, the Allocated Return would be -30.00% and the Final Settlement Value would be $900.00 per $1,000 Principal Amount of Notes calculated as follows:

$1,000 + [$1,000 × (Allocated Return + 15.00%)]

= $1,000 + [$1,000 × ((-20% × 70.00%) + (-53.33% × 30.00%) + 15.00%)]

= $850.00

Example 3 shows that you are exposed on a 1-to-1 basis if the Allocated Return is less than the Buffer Percentage of -15.00%. You will lose some or a significant portion (up to 85.00%) of your investment.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries..

For more information about the SPX, see “The S&P 500® Index” beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing values from June 3, 2015 through June 3, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on the Final Valuation Date.

Description of the MXEA

The MXEA is intended to measure equity market performance in developed market countries in Europe, Australasia and the Far East. The MXEA aims to capture 85% of the free float adjusted market capitalization of each country.

For more information about the MXEF, see "The MSCI Indices" beginning on page S-23 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MXEA

The following graph sets forth the historical performance of the MXEA based on the daily historical closing values from June 3, 2015 through June 3, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service

The historical values of the MXEA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MXEA on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this document. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to a Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day immediately preceding the date of acceleration, the determination of such Reference Asset Component’s Final Component Level will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Reference Asset Component occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Notes — Senior Debt — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset Components. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset Components. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in a Reference Asset Component would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for

FWP-16

U.S. federal income tax purposes. If one or more of the entities whose stock is included in a Reference Asset Component were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in a Reference Asset Component and consult your tax advisor regarding the possible consequences to you if any entity whose stock is included in a Reference Asset Component is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Asset Component or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Asset Component or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.`

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Allocator Notes Linked to a Basket
Consisting of the S&P 500® Index and
the MSCI EAFE® Index

June 6, 2025

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Description of the Reference Asset	FWP-15
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-16
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58